EXHIBIT 99.1

Contact Information:
Jeffrey M. Watson	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090
Contact Information:
Jeffrey M. Watson	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP ACHIEVES STRONG GROWTH AND EXCELLENT ASSET QUALITY AT SEPTEMBER 30, 2008

LOS ANGELES, CA – November 10, 2008 – Manhattan Bancorp (“Company”) (OTCBB: MNHN), the holding company of Bank of Manhattan, N. A. (“Bank”), a national bank, announced that total assets increased to $71.8 million at September 30, 2008, growth of 20% from the prior quarter ended June 30, 2008 and a year-to-date increase of 82%. Net loans outstanding grew to $48.0 million, representing an increase of 15% and 168% for the quarter and year to date, respectively. Funding for the loan growth came primarily from an increase in deposits which totaled $47.1 million at September 30, 2008, representing an increase of 36% and 164% from the June 30, 2008 and December 31, 2007 levels, respectively.

The Company’s balance sheet is strong, which is important in these uncertain financial times. At September 30, 2008, the Company’s shareholder equity was $19,667,000 and the total risk-based capital ratio of 36% stands well above the regulatory definition of “Well Capitalized” level of 10%. Additionally, the loan portfolio continues to perform in an exemplary manner with no past dues, no criticized or classified loans, no non-performing loans and no Other Real Estate Owned. While no single loan category represents over 55% of the outstanding portfolio, the largest component, real estate related loans (consisting of multi-family, owner user and investor commercial and industrial real estate) is conservatively underwritten with a weighted average loan to value ratio of under 50% and a debt service coverage ratio of 1.46%.

“We are very pleased with our ability to continue our organic growth in these challenging times” stated Jeffrey M. Watson, President and Chief Executive Officer. “With our solid capital base and strong balance sheet, coupled with an additional $13.7 million in capital expected to be received by the end of the year, we are in a good position to capitalize on current market uncertainties and further accelerate our business plan.”

As is anticipated for a company in the initial operating stages, Manhattan Bancorp reported a net loss of $998,000 for the quarter ended September 30, 2008, a 13% improvement from the quarter ended June 30, 2008. Included in the third quarter expenses are $176,000 in non-cash compensation expense and $102,000 provision to the allowance for loan losses. In spite of the challenging interest rate environment, net interest income improved 8% over the prior quarter due to the strong loan growth experienced in the quarter. At September 30, 2008, the loan loss reserve represented 1.44% of gross outstanding loans. As previously stated, the Bank had no non-performing assets or loans over 30 days past due at September 30, 2008.

Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. On May 14, 2008, the Company announced that it had entered into a Stock Purchase Agreement with Carpenter Fund Manager GP, LLC pursuant to which the Fund has agreed to purchase 1,500,000 shares of Manhattan Bancorp’s stock at $10.00 per share for an aggregate purchase price of $15,000,000. On June 12, 2008, Manhattan Bancorp received the first installment of $1,281,750 with the final closing expected to occur prior to the end of the fourth quarter. Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2007 10-K/A, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Data-Manhattan Bancorp and Subsidiary

(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
(In thousands)	2008	2008	2008	2007
Balance Sheet - At Period End
Cash and due from banks	$764	$1,432	$749	$398
Investments and fed funds sold	19,898	13,760	12,915	18,087
Net loans	47,994	41,769	31,758	17,930
Other assets	3,150	3,106	3,104	2,952
Total Assets	$71,806	$60,067	$48,526	$39,367

Non-interest-bearing deposits	$13,124	$12,290	$8,582	$5,395
Interest-bearing deposits	33,951	22,437	19,279	12,467
Other borrowings	4,500	4,500	—	—
Other liabilities	564	447	351	316
Stockholders’ equity	19,667	20,393	20,314	21,189
Total Liabilities and Shareholders’ Equity	$71,806	$60,067	$48,526	$39,367

Income Statement
Interest income (not tax-equivalent)	$909	$696	$560	$453
Interest expense	310	140	130	86
Net interest income	599	556	430	367
Provision for loan losses	102	163	166	167
Net interest income after provision
for loan losses	497	393	264	200
Non-interest income	18	11	13	1
Non-interest expense	1,513	1,557	1,444	1,484
Net Loss	$(998)	$(1,153)	$(1,167)	$(1,283)

Return on average assets	-5.07%	-8.92%	-10.73%	-14.46%
Return on average equity	-19.85%	-22.84%	-22.54%	-23.39%

Per share:
Net loss - basic	$(0.38)	$(0.46)	$(0.47)	$(0.52)
Weighted average shares used	2,616	2,528	2,487	2,487
Book value at period end	$7.52	$7.80	$8.17	$8.52
Ending shares	2,616	2,616	2,487	2,487

Assets Quality & Capital - At Period-End
Non-accrual loans	$—	$—	$—	$—
Loans past due 90 days or more	—	—	—	—
Other real estate owned	—	—	—	—
Total non-performing loans	$—	$—	$—	$—

Allowance for loan loss/total gross loans	1.44%	1.41%	1.35%	1.48%
Non-accrual loans /total gross loans	N/A	N/A	N/A	N/A
Non-performing assets to total assets	N/A	N/A	N/A	N/A